Exhibit 23

Consent of Independent Certified Public Accountants

We have issued our report dated January 24, 2002 accompanying the consolidated financial statements incorporated by reference in the Annual Report of Brookline Bancorp, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2001.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Brookline Bancorp and subsidiaries on Form S-8 (File No. 333-80875, effective June 17, 1999).

/s/ Grant Thornton LLP

Boston, Massachusetts
May 22, 2002